Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
INSPRO TECHNOLOGIES CORPORATION

InsPro Technologies Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), does hereby certify as follows:

A. The name of the corporation is InsPro Technologies Corporation, which was incorporated pursuant to the DGCL on November 21, 2005.

B. This Amended and Restated Certificate of Incorporation was duly adopted and approved by an affirmative vote of the board of directors and the stockholders of the corporation in accordance with Sections 242 and 245 of the DGCL.

C. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is InsPro Technologies Corporation.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403S, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is BlumbergExcelsior Corporate Services, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The corporation is authorized to issue one class of stock to be designated as common stock (“Common Stock”). The total number of shares of Common Stock that the corporation is authorized to issue is 1,000 shares, with a par value of $0.01 per share.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation. The number of directors of the corporation shall be determined in the manner set forth in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VI

To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: ( l) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal.

ARTICLE VII

The corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director or officer of the corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the corporation or (iv) any action asserting a claim governed by the internal affairs doctrine.

ARTICLE IX

Except as otherwise provided in this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on April 1, 2020.

By:	/s/ Bithindra Bhattacharya
	Name:	Bithindra Bhattacharya
	Title:	Treasurer

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